Exhibit 3
Section 3.2 of the Bylaws, as amended



                                            The number of
          directors which shall constitute the
          whole Board of Directors shall be nine, consisting of three Class I directors, three Class II directors, and three Class III directors.











bod\1999\04bylaw.doc